Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have issued our report dated March 5, 2004, except for the information in Notes 3, 8, and 16, as to which the date is March 11, 2004, accompanying the consolidated financial statements of Interleukin Genetics, Inc. and subsidiaries appearing in the Annual Report of Interleukin Genetics, Inc. on Form 10-K for the year ended December 31, 2003 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."

                      /s/  GRANT THORNTON LLP

Boston, Massachusetts
August 25, 2004